Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Red Lion Hotels Corporation
201 W. North River Drive, Suite 100
Spokane, WA 99201
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement pertaining to the Red Lion Hotels Corporation 2006 Stock Incentive Plan, as amended, of our reports dated March 12, 2009, relating to the consolidated financial statements and the effectiveness of Red Lion Hotels Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/ BDO Seidman, LLP
Spokane, Washington
July 9, 2009